Exhibit 10.10

Summary of Horace Mann Educators Corporation Non-Employee Director Compensation

Compensation Element	Non-Employee Director Compensation
Board Chairman Annual Retainer	$90,000

Board Member Annual Retainer (other than Board Chairman)	$40,000

Committee Chairman Annual Retainer	$30,000 Audit Committee $10,000 Compensation Committee $ 7,500 all other Committees

Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 5,000 all other Committees

Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

$60,000 in RSUs upon joining the Board and an additional $60,000 in RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional $30,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

An annual award of $60,000 in RSUs thereafter following the Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units (“CSUs”) receive a 25% match in additional CSUs.

Basic Group Term Life Insurance	Premium for $10,000 face amount

Business Travel Accident Insurance	Premium for $100,000 coverage

Annual retainer fees are paid following the Annual Shareholder Meeting of each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting or leaves the Board prior to the next Annual Shareholder Meeting.

Last revision date: May 27, 2010

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